STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 1, 2011, by and among Xandros, Inc., a Delaware corporation with its offices located at 488 Madison Avenue, 3rd Floor, New York, New York 10016 (“Xandros”), Scalix, Inc., a Delaware corporation (“Scalix”), and Sebring Software Inc., a Nevada corporation with its offices at 1400 Cattlemen Road, Suite D, Sarasota, Florida 34232 (“Sebring”).

WITNESSETH:

WHEREAS, Xandros owns 100 shares of the common stock of Scalix (the “Scalix Shares”);

WHEREAS, Xandros desires to sell, assign, and transfer to Sebring 49 of the Scalix Shares (the “Shares”), and Sebring desires to purchase the Shares from Xandros, upon the terms and conditions set forth herein; and

WHEREAS, certain definitions are set forth in Section 8.12.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties, conditions, and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.   Sale and Purchase of Shares.

1.1   Sale and Purchase.  Xandros hereby agrees to sell, assign, and deliver the Shares to Sebring, and Sebring hereby agrees to purchase the Shares from Xandros, for an aggregate purchase price of $5,750,000 (the “Purchase Price”).

1.2   Consideration; Certificates.  The Purchase Price shall be payable as provided in Exhibit 1.  Sebring shall pay the Purchase Price by delivering to Xandros a certified or cashier's check (or other form of payment acceptable to Xandros, in its sole discretion).  Upon receipt of payment, Xandros will deliver to Sebring a stock certificate representing the Shares (or a pro rata portion of the Shares if such payment is for less than the full Purchase Price), which certificate shall be in definitive form and registered in the name of Sebring.

2.   Representations and Warranties by Xandros and Scalix. Xandros and Scalix represent and warrant to Sebring as follows:

2.1   Organization and Qualification.  Xandros is a corporation duly organized, validly existing, and, except as set forth in Schedule 2.1, in good standing under the laws of the State of Delaware, and has the full corporate power and authority to own, lease, and operate its properties as it now does and to carry on its business as it presently is being conducted.  Scalix is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to own, lease, and operate its properties as it now does and to carry on its business as it presently is being conducted.

2.2   Authorization.  This Agreement constitutes a valid and binding obligation of Xandros and Scalix, enforceable against Xandros and Scalix in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Xandros and Scalix have the power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

2.3   No Conflicts.   Except as provided in Schedule 2.3, the execution, delivery, and performance of this Agreement by Xandros and Scalix will not (a) conflict with, or result in the breach or termination of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, any material lease, agreement, commitment, or other instrument, or any order, judgment, or decree to which Xandros or Scalix is a party or by which Xandros or Scalix is bound, or (b) conflict with or violate Xandros’ or Scalix’s Certificate of Incorporation or By-laws, or constitute or result in a violation by Xandros or Scalix of any law, regulation, order, writ, judgment, injunction, or decree applicable to Xandros or Scalix, respectively.

2.4   Capitalization.  Scalix’s total authorized capital stock consists of 100 shares of common stock, 100 of which are outstanding and owned by Xandros.  There are no outstanding options, warrants, subscriptions, or rights of any kind to acquire any shares or interests of any class of capital stock of Scalix, there are no outstanding securities convertible into any shares or interests of any class of capital stock of Scalix, and there are no obligations to issue any such options, warrants, subscriptions, rights, or securities.  None of the Shares were issued in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other laws or regulations.

2.5   The Shares.

(a)   Xandros is not a party to any agreement, written or oral, creating rights in respect of any of the Shares in any third Person or relating to the voting of the Shares.

(b)   Xandros is the lawful owner of the Shares, and the Shares are free and clear of all security interests, liens, mortgages, claims, pledges, encumbrances, equities and other charges (collectively, “Liens”).

(c)   There are no existing warrants, options, stock purchase agreements, or restrictions of any nature (other than restrictions on transferability under federal securities laws) relating to the Shares.

(d)   The Shares represent 49% of Xandros’ entire ownership interest in Scalix.

2.6   Title to Properties; Encumbrances. Scalix does not own any real property.   Scalix owns all material properties and assets (whether fixtures, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by Scalix since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice).  To our actual knowledge, all material properties and assets reflected in the Balance Sheet are free and clear of all Liens, except for the following (collectively, “Permitted Liens”) (i) Liens for taxes which are not due and payable as of the date hereof or are being contested in good faith by appropriate proceedings which suspend the collection thereof; (ii) Liens for mechanics, materialmen, laborers, employees, suppliers, or other Liens arising by operation of law for sums which are not due and payable as of the date hereof or are being contested in good faith by appropriate proceedings; (iii) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iv) Liens created in the ordinary course of business in connection with the leasing, licensing, or financing of equipment, supplies or other assets; and (vi) as to any premises leased by Scalix, the ownership and reversion rights of the premises owner, and zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

2.7   Financial Statements.   Xandros has delivered to Sebring: (a) a management report of unaudited and preliminary balance sheet of Scalix as at March 31, 2011 (the “Balance Sheet”), and the related management report of the unaudited and preliminary statement of income for the quarter ending March 31, 2011; and (b) audited balance sheets of Scalix as at December 31 in each of the fiscal years 2009 through 2010, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended,  (collectively, the “Financial Statements”).  Such Financial Statements fairly and accurately present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Scalix as at the respective dates of and for the periods referred to in such Financial Statements.

2.8   Listings and Other Data.  All accounts receivable reflected on the Balance Sheet, net of reserves, represent valid obligations arising from sales actually made or services actually performed by Scalix in the ordinary course of business.   Scalix does not have any actual knowledge of any specific facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor as set forth on the Balance Sheet or accounting records.   Except as may be indicated in Scalix’s accounting books and records, to Scalix’s actual knowledge, no current customer or vendor intends to modify or terminate any of its outstanding orders or contracts and Scalix has received no notice to such effect.

2.9   Undisclosed Liabilities.   Scalix has no material liabilities except for liabilities reflected or reserved against in the Balance Sheet, current liabilities incurred in the ordinary course of business of Scalix since the date of the Balance Sheet, and obligations under the express terms of any Material Contracts (or under contracts that are not Material Contracts).

2.10   Taxes and Tax Returns.  Except as set forth on Schedule 2.10 or as indicated in the Financial Statements, Scalix has filed all tax returns that it is required to have filed, and such returns are true and correct in all material respects.  Scalix has paid or made provision (i.e., accrued) all taxes that have accrued or become due for all periods covered by such tax returns, or pursuant to any assessment received by Scalix, except such taxes, if any that are disclosed to Sebring and are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles as applied in the United States) (“GAAP”) have been provided in the Balance Sheet.

2.11   Litigation, Compliance With Laws; Licenses and Permits.  Except for payment related litigation in the normal course of business that is not material, and except as set forth in Schedule 2.11, there is no proceeding pending or, to our knowledge, threatened against Scalix or the Shares or the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and Scalix is not being operated under or subject to any order, final non-appealable judgment, decree, license or injunction of any court, arbitrator or governmental authority.

2.12   Absence of Adverse Changes.  Since the date of the Balance Sheet, there has been no material adverse change to the long term condition of Scalix or its assets, except for any change resulting from any Excluded Matter.  An “Excluded Matter” means any of the following, either alone or in combination:  (a) circumstances, changes, events or developments generally affecting the industry or market in which Scalix operates (but solely to the extent that any such circumstances, changes, events, or developments do not have a disproportionate effect on Scalix as compared to its competitors); (b) changes in general economic or political conditions or changes in currency exchange rates or currency fluctuations; (c) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (d) the enactment, repeal or change in any law or any change in GAAP; (e) an action consented to in writing by Sebring; (f) any action required to be taken under any law, this Agreement, or any Material Contract, (g) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof, (h) the announcement by Sebring or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the business of Scalix, or (i) the resignation, death or termination of any employee of Scalix.

2.13   Contracts.  Xandros has disclosed in writing or made available to Sebring true and complete copies of all of Scalix’s written contracts and agreements (and written summaries of any oral agreements) to which Scalix is a party, including, without limitation, all current customer contracts relating to Scalix’s business, but excluding agreements which (a) are cancellable by Scalix on 30 days notice or less without penalty, or (b) do not involve aggregate payments of $25,000 or more (collectively, “Material Contracts”).  All of the Material Contracts are in full force and effect and are valid and enforceable according to their terms, and neither Scalix nor, to Scalix’s actual knowledge, any other party to any such Material Contract (aa) is in breach of or default under the terms thereof in any material respect, or (bb) has indicated its intention to terminate or not renew any Material Contract.  Scalix has not entered into any agreement or understanding, whether written or oral, that waives any of its respective rights under any Material Contracts.

2.14   Employees.  No officer or key employee of Scalix has advised Scalix (in writing) that he intends to terminate employment with Scalix.  No person has an employment or consulting agreement or understanding, whether oral or written, with Scalix, which is not terminable on notice by Scalix without cost or other liability to Scalix (other than for amounts earned or reimbursable prior to such termination).

2.15   Solvency.  Scalix has not been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to Scalix or any of its assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill its payment obligations in the ordinary course.  None of the above has been commenced or, to Xandros’ actual knowledge, threatened against Scalix.

2.16   Certain Interests.  Except as set forth in the Financial Statements, Scalix does not have any liability or any material obligation of any nature whatsoever to any officer, director or shareholder of Scalix, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder. Sebring will only be responsible for forward oriented expenses of Scalix and not its payables prior to the date of this agreement, which however will continue to remain the responsibility of Scalix itself.

2.17   Intellectual Property.  Except as set forth on Schedule 2.17, Scalix owns, free and clear of all Liens (other than Permitted Liens), or has an enforceable right or license to use, all of the Intellectual Property Assets.  The use of the Intellectual Property Assets by Scalix in connection with Scalix’s business does not, to Scalix’s actual knowledge, infringe on the rights of any person, and no person has asserted any such claim against Scalix.  “Intellectual Property Assets” means all material intellectual property owned or licensed by Scalix (other than Commercial Software) in which Scalix has a proprietary interest, including (i) all trade names, trade marks, service marks and applications, (ii) all patents, patent applications and inventions and discoveries that may be patentable, (iii) all registered copyrights, (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans and drawings, and (v) Internet web sites and internet domain names.

3.   Representations, Warranties, and Covenants of Sebring.  Sebring hereby represents, warrants, and covenants to Xandros as follows:

3.1   Organization and Qualification.  Sebring is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the full corporate power and authority to own, lease, and operate its properties as it now does and to carry on its business as it presently is being conducted.

3.2   Authorization.  This Agreement constitutes a valid and binding obligation of Sebring, enforceable against Sebring in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Sebring has the power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

3.3   No Conflicts. The execution, delivery, and performance of this Agreement by Sebring will not (a) conflict with, or result in the breach or termination of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, any material lease, agreement, commitment, or other instrument, or any order, judgment, or decree to which Sebring is a party or by which Sebring is bound, or (b) conflict with or violate Sebring’s Certificate of Incorporation or By-laws, or constitute or result in a violation by Sebring of any law, regulation, order, writ, judgment, injunction, or decree applicable to Sebring.

3.4   Accredited Investor.  Sebring is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the “Act”).

3.5   Investment Knowledge.  Sebring has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of Sebring’s investment in Scalix.

3.6   Investor’s Independent Investigation.  Sebring, in purchasing Shares hereunder, has relied solely upon an independent investigation made by it and its representatives, if any.  Prior to the date hereof, Sebring has been given the opportunity to ask questions of, and receive answers from, representatives of Scalix.  Sebring also has been given access to and the opportunity to examine all books and records of Scalix, and all material contracts and documents of Scalix, if any. In making its investment decision to purchase the Shares, Sebring is not relying on any oral or written representations or assurances from Xandros or any other Person other than as set forth in this Agreement.  Sebring is knowledgeable about the affairs of Scalix and understands that the business of Scalix will need significant commitment by Sebring to rebuilding, especially after any deterioration suffered in the last six months due to delays in closing any funding.

3.7   Investment Intent.  The Shares are being acquired for Sebring’s own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof or interest therein.

3.8   Registration.  Sebring understands that (a) the offer and sale of the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration requirements of the Act, (b) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from such registration, (c) the certificates evidencing the Shares shall bear a legend to such effect.

3.9   Investor’s Economic Risk.  Sebring understands and acknowledges that an investment in Scalix involves numerous and substantial risks.  Sebring is able to bear the economic risk of an investment in Scalix, including a possible total loss of investment.  Sebring has adequate means of providing for Sebring’s current needs and contingencies, and Sebring is able to afford to hold the Shares for an indefinite period.  Further, Sebring has no present need for liquidity in the Shares, and Sebring is willing to accept such investment risks.

3.10   No Government Recommendation or Approval.  Sebring understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Scalix or the purchase of the Shares.

4.   Call Option.  For the 30-day period commencing on March 31, 2012 (the “Call Exercise Period”), provided the Purchase Price has been paid in full, Sebring shall have the right (the “Call Option”) to purchase from Xandros all, but not less than all, of the balance of the Scalix Shares then owned by Xandros (the “Remaining Shares”) for an  additional purchase price of $6,250,000 (the “Exercise Price”).   The Exercise Price shall be payable in shares of Sebring common stock (the “Sebring Stock”), valuing each share of Sebring Stock at $1.00 (or, if Sebring raised money at a lower price than $1.00 prior to payment of the Exercise Price, at that lowest price that Sebring raised money), and as adjusted for stock splits, stock dividends, and the like (the “Stock Price”).  In order to exercise the Call Option, Sebring must give Xandros written notice of exercise (the “Call Exercise Notice”) prior to the expiration of the Call Exercise Period.   If the Call Option has been exercised in accordance with the foregoing, then on the third business day after Xandros’ receipt of the Call Exercise Notice (or such other date as the parties may agree) (the “Call Closing Date”), Xandros shall cause to be delivered to Sebring a stock certificate evidencing the Remaining Shares, together with a stock power duly executed in blank, against Sebring’s delivery to Xandros of the shares of Sebring Stock comprising the Exercise Price (such shares to be evidenced by a stock certificate, in definitive form, registered in the name of Xandros or its designee (together, the “Registered Holder”)).  The Call Option shall terminate forthwith upon the exercise of the Put Option (as defined below).

5.   Put Option.  For the period commencing upon payment of the Purchase Price in full, or earlier at Xandros sole and exclusive option, and ending on April 1, 2012 (the “Put Exercise Period”), Xandros shall have the right (the “Put Option”) to require Sebring to purchase from Xandros all, but not less than all, of the Remaining Shares for the Exercise Price.   The Exercise Price shall be payable in Sebring Stock, valuing each share of Sebring Stock at the Stock Price.  In order to exercise the Put Option, Xandros must give Sebring written notice of exercise (the “Put Exercise Notice”) prior to the expiration of the Put Exercise Period.  If the Put Option has been exercised in accordance with the foregoing, then on the third business day after Sebring’s receipt of the Put Exercise Notice (or such other date as the parties may agree) (the “Put Closing Date”), Xandros shall cause to be delivered to Sebring a stock certificate evidencing the Remaining Shares, together with a stock power duly executed in blank, against Sebring’s delivery to Xandros of the shares of Sebring Stock comprising the Exercise Price (such shares to be evidenced by a stock certificate, in definitive form, registered in the name of the Registered Holder).

6.   Registration Rights.

6.1   Demand Registration.

(a)   In case Sebring shall receive from the Registered Holder a written request that Sebring effect a Registration with respect to the resale by the Registered Holder of its Registrable Securities, Sebring will as soon as practicable, effect such Registration (including, without limitation, but subject to the limitations set forth herein, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution by the Registered Holder of all or such portion of such Registrable Securities as are specified in such request.  The Registration Statement covering the resale of all of the Registrable Securities shall be filed for an offering to be made on a continuous basis pursuant to Rule 415.  The Registration Statement required hereunder shall be on Form S-1 (or such other form as may be appropriate).

(b)   Sebring shall prepare and file with the Securities and Exchange Commission (“SEC”) such amendments and supplements to the Registration Statement filed under this Section 6.1 as may be reasonably necessary to keep such Registration Statement effective until all Registrable Securities have been sold pursuant to such Registration Statement or pursuant to Rule 144.  Sebring shall comply with the provisions of the Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Registered Holder as set forth in such Registration Statement.

(c)   The right of the Registered Holder to demand that the Registrable Securities be registered for resale may only be exercised once, provided that the Registration Statement filed pursuant to such demand is declared effective.

(d)   Sebring shall not be required to effect a demand registration during the period starting with the date sixty (60) days prior to Sebring’s good faith estimate of the date of filing of, and ending on the date ninety (90) days following the effective date of, a Sebring-initiated Registration Statement that is subject to Section 6.2 below, provided that Sebring is actively employing in good faith its reasonable best efforts to cause such Registration Statement to become effective.

(e)   Sebring may defer taking any action to effect a Registration pursuant to Section 6.1 if Sebring furnishes to the Registered Holder a certificate signed by the Chief Executive Officer of Sebring stating that in the good faith judgment of the Board of Directors of Sebring it would be materially detrimental to Sebring and its stockholders for the requested registration to be effected (or to remain effective for the period for which the subject registration statement would otherwise be required to remain effective) because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving Sebring, or (y) would require premature disclosure of material information that Sebring has a bona fide business purpose for preserving as confidential.  Sebring shall have the right to defer taking action with respect to the requested Registration pursuant to this Section 6.1 only on one occasion and for a period of not more than sixty (60) days after receipt of the Registration request under Section 6.1.

(f)   Sebring shall be entitled to include in any Registration Statement referred to in this Section 6.1 shares of Sebring Stock to be sold by Sebring for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Registrable Securities to be sold.  To the extent that the managing underwriter in any such underwritten public offering requires the exclusion of any securities from such offering, all such excluded securities shall come solely from the shares to be sold by Sebring prior to the exclusion of any Registrable Securities.

6.2   Piggyback Registration

(a)   If, at any time, Sebring proposes to file a Registration Statement (other than under a Registration Statement pursuant to Form S-8 or Form S-4 or successor forms) to register its securities, and all of the Registrable Securities are not then covered by an effective Registration Statement, Sebring shall:  (A) give written notice by registered mail, at least 20 days prior to the filing of such Registration Statement to the Registered Holder of its intention to do so, and (B) include all Registrable Securities in such Registration Statement with respect to which Sebring has received written request for inclusion therein within 15 days of after delivery of Sebring’s notice.

(b)   Sebring shall have the right at any time after it shall have given written notice pursuant to this Section 6.2 (irrespective of whether a written request for inclusion of any Registration Securities shall have been made) to elect not to file any such Registration Statement, or to withdraw the same after the filing but prior to the effective date thereof.

(c)   If the Registration Statement pursuant to this Section 6.2 relates to a firmly underwritten public offering and the managing underwriter(s) advise Sebring in writing that in their opinion the number of securities proposed to be included in the Registration Statement (including the Registrable Securities) exceeds the number of securities which can be sold therein without adversely affecting the marketability of the public offering, Sebring will include in such Registration Statement the number of securities requested to be included which in the opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders of all securities proposed to be included in the Registration Statement; provided, however, such number of Registrable Securities shall not be reduced if any shares are to be included in such underwriting for the account of any Person other than the Sebring or Registered Holder; and provided, further, however, in no event may less than one-third of the total number of shares of Sebring Stock to be included in such underwriting be made available for the Registrable Securities. In addition, Sebring shall not be required to include any Registrable Securities in such underwriting unless the Registered Holder accepts the terms of the underwriting as agreed upon by Sebring and the managing underwriters selected by it.

6.3   Covenants of Sebring with Respect to Registration.  In connection with each Registration under this Section 6, Sebring covenants and agrees as follows:

(a)   Sebring shall use its commercially reasonable best efforts to have any Registration Statement declared effective at the earliest practicable time.  Sebring will promptly notify the Registered Holder and confirm such advice in writing, (A) when such Registration Statement becomes effective, (B) when any post-effective amendment to such Registration Statement becomes effective, and (C) of any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information.

(b)   Sebring shall furnish to the Registered Holder such number of copies of such Registration Statement and of each such amendment and supplement thereto (in each case including each preliminary prospectus and summary prospectus) in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate its disposition of the Registrable Securities.

(c)   If at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing a stop order suspending the effectiveness of any Registration Statement, Sebring will promptly notify the Registered Holder and will use all reasonable efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible.

(d)   Sebring will use its good faith reasonable efforts and take all reasonably necessary action which may be required in qualifying or registering the Registrable Securities included in a Registration Statement for offering and sale under the securities or blue sky laws of such states as reasonably are required by the Registered Holder, provided that Sebring shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

(e)   Sebring shall deliver promptly to the Registered Holder and to the managing underwriter, if any, copies of all correspondence between the SEC and Sebring, its counsel or auditors and all non-privileged memoranda relating to discussions with the SEC or its staff with respect to the Registration Statement.

(f)   All expenses incident to Sebring’s performance of or compliance with this Section 6, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Sebring and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by Sebring will be borne by Sebring.  In no event shall Sebring be obligated to pay any discounts or commissions with respect to the Registrable Shares sold by the Registered Holder.

6.4   Indemnification and Contribution

(a)   Sebring shall indemnify the Registered Holder, each of its officers, directors and agents (including brokers and underwriters selling Registrable Securities on behalf of the Registered Holder), and each Person, if any, who controls the Registered Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) against all losses, claims, damages, expenses and/or liabilities (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act, any state securities laws or otherwise, arising from such Registration Statement, including, without limitation, any and all losses, claims, damages, expenses and liabilities caused by (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or (B) any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Sebring by the Registered Holder expressly for use therein.

(b)   Prior to the filing of any Registration Statement covering the Registrable Securities, the Registered Holder shall indemnify Sebring, its officers and directors and each Person, if any, who controls Sebring within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all losses, claims, damages, expenses and/or liabilities (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from written information furnished by the Registered Holder for specific inclusion in such Registration Statement, except that the maximum amount which may be recovered from the Registered Holder pursuant to this Section 6.4(b) or otherwise shall be limited to the amount of the net proceeds received by the Registered Holder from the sale of the Registrable Securities under such Registration Statement.

(c)   In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 6.4, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent that) that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including in the case of the Registered Holder, all of its officers, directors and controlling persons) and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

(d)   To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which, he, she or it would otherwise be liable under this Section 6.4 to the fullest extent permitted by law; provided, however, (A) no contribution shall be made under circumstances where a party would not have been liable for indemnification under this Section 6.4, and (B) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

7.   Covenants.

7.1   Board of Directors.  During the period (the “Covenant Period”) commencing on Xandros’ receipt of the Agreement Execution Deposit Amount and ending on the earlier of the Put Closing Date and the Call Date (as defined below), provided that Xandros has received (a) the Minimum Amount Payable or the full Purchase Price on or before the Minimum Payment Date (as provided in Exhibit 1), or (b) if the Minimum Amount Payable was paid on or before the Minimum Payment Date, the full Purchase Price on or before September  30, 2011, Xandros and Sebring each shall use its best efforts to cause the Board of Directors of Scalix (the “Board”) to be comprised of three persons, and shall vote its shares of Scalix common stock for the election of a designee of Xandros, a designee of Sebring, and a third person mutually agreed upon by Xandros and Sebring, to serve as members of the Board.  As used herein, “Call Date” means the expiration of the Call Exercise Period, provided that if the Call Exercise Notice is timely delivered as provided herein, the Call Date shall mean the Call Closing Date.  The initial Xandros designee is Andreas Typaldos.  The initial Sebring designee is Leif Andersen.   If a member of the Board ceases to serve as a director of Scalix for any reason, then the party(ies) entitled hereunder to designate such director shall have the right to designate a successor director by giving notice of such designation to the other party and Scalix.  Forthwith after such notice is provided, the parties shall, by vote or consent, cause such successor to be elected to the Board.  The party(ies) entitled to designate a member of the Board also is entitled to remove its designee from the Board at any time and from time to time, with or without cause, in its sole and absolute discretion, by providing notice of such removal to Scalix and the other party.  If a party determines to remove its designee from the Board, Scalix and the other party shall take all actions necessary to cause such removal to be effected promptly, including, without limitation, calling a stockholders meeting for the earliest practicable time for the purpose of removing such designee from the Board and voting in favor of, or consenting to, such removal.

7.2   Management.

(a)   At the commencement of the Covenant Period, the parties shall cause Scalix to appoint Leif Andersen as the Chief Executive Officer of Scalix, provided that Xandros has received (a) the Minimum Amount Payable or the full Purchase Price on or before the Minimum Payment Date (as provided in Exhibit 1), or (b) if the Minimum Amount Payable was paid on or before the Minimum Payment Date, the full Purchase Price on or before September  30, 2011.  In such capacity, he will provide day-to-day management of the operations of Scalix, including maintaining the books and records of Scalix, providing financial statements, and maintaining and controlling bank accounts (subject to Board oversight).

(b)   During the Covenant Period and until the one-year anniversary of the date on which Sebring purchases all of Scalix, Xandros shall provide those engineering services to Scalix as are set forth in Schedule A hereto, in exchange for the fees set forth in Schedule A hereto.  In addition, concurrently with the execution and delivery of this Agreement, Sebring shall retain Andreas Typaldos as a strategy consultant for a term of not less than one year, at a monthly fee of $10,000, payable to Xandros.

7.3   Restrictive Covenants.  During the Covenant Period (provided that Xandros has received (a) the Minimum Amount Payable or the full Purchase Price on or before the Minimum Payment Date (as provided in Exhibit 1), or (b) if the Minimum Amount Payable was paid on or before the Minimum Payment Date, the full Purchase Price on or before August 15, 2011), Scalix shall not take any of the following actions without the prior approval of both Sebring and Xandros:

(a)   The sale, lease, exchange, mortgage, pledge, or other transfer or disposition of any of its material assets, except for inventory sold in the ordinary course of business consistent with prior practice;

(b)   The consummation of any merger or consolidation with, or purchase of all or substantially all of the assets of, or other acquisition of any assets, securities or business of, any company, trust or other entity;

(c)   The amendment to its Certificate of Incorporation or By-Laws;

(d)   The incurrence of any indebtedness, obligation or liability, except liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

(e)   The assignment, mortgage, pledge or encumbrance of any property, business or assets, tangible or intangible, held in connection with Scalix’s business;

(f)   Any material change to the nature of Scalix’s business;

(g)   The pledge of the credit or the issuance of any guarantee or indemnity to secure the liabilities or obligations of any Person;

(h)   The making of a general assignment for the benefit of creditors of Scalix or the filing of any petition or application for relief under Title 11 of the United States Code or any similar statute;

(i)   The release, waiver, assignment or transfer of any right of substantial value, or the foregiveness, cancellation or compromise of any material debt;

(j)   The confession of a judgment against Scalix, or the commencement, abandonment, compromise or settlement of any lawsuit, proceeding, audit, claim, or controversy, other than in the ordinary course of business consistent with past practice, but not in any case involving amounts in excess of $20,000;

(k)   The retention of any employee or independent contractor to perform services for Scalix for an amount of compensation in excess of $100,000 per annum, or the termination of any such person’s engagement;

(l)   The making of any loan or advance or capital contribution to, or investment in, or the giving of any credit to any Person by Scalix, except for vendor financing in the ordinary course consistent with past practice;

(m)   The making of any capital expenditures or capital additions or improvements in excess of $100,000 in the aggregate;

(n)   The entry into any transaction, contract, arrangement or commitment  other than in the ordinary course of business consistent with prior practice, which is in excess of $100,000.;

(o)   The issuance or sale of any shares or other securities of Scalix, the issuance of any options, warrants, or other rights to purchase or otherwise acquire shares of capital stock or other securities of Scalix, or the redemption or other acquisition of any shares or other securities of Scalix;

(p)   Any reorganization, reclassification, split, combination or other adjustment of any securities of Scalix;

(q)   The payment, setting aside or declaration of any dividends or other distributions in respect of the Shares or any other shares of capital stock or other securities of Scalix;

(r)   The entry into any transaction with or the making of any payment to or on behalf of any Affiliate of either Scalix or Xandros (except for the payment of salaries and the reimbursement of expenses incurred on behalf of Scalix, all in the ordinary course of business consistent with past practice);

(s)   Any change in accounting principles, methods, or practices (except for changes required by GAAP), or making or rescission of any tax election;

(t)   Any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or the payment of any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, employee, consultant, salesman, distributor or agent;

(u)   The change of the principal office of Scalix, other than to co-locate with the principal office of Sebring;

(v)   The transfer or grant of any rights or licenses under, or the entry into any settlement regarding the breach or infringement of, any proprietary rights, or the modification of any existing rights with respect thereto; or

(w)   The taking of any action or the failing to take any action that would result in the occurrence of any of the foregoing.

7.4   Working Capital and Expansion Funding Support of Scalix; Scalix Revenues.  During the Covenant Period and until Sebring purchases all of Scalix, Sebring shall fund Scalix’s working capital and expansion funding needs as determined by the Board and, unless otherwise approved by the unanimous consent of the Board, all such funding shall be in the form of two-year unsecured, prepayable loans bearing interest at the applicable federal rate.

8.   Miscellaneous.

8.1   Notices.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, one business day after being sent by a major overnight courier for next business day delivery, or five days after being mailed by registered air mail, to the parties at their respective addresses first set forth above (or at such other address as a party may specify by notice to the other).

8.2   Expenses.  Each party shall bear its own expenses in connection with this Agreement and in connection with all obligations required to be performed by it under this Agreement.

8.3   Finders.  Sebring and Xandros each represent and warrant to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

8.4   Entire Agreement.  This Agreement, including the exhibits hereto, contains a complete statement of all the arrangements between the parties with respect to its subject matter and supersedes any previous agreements between them relating to that subject matter.

8.5   Headings.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

8.6   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving any effect to any doctrine pertaining to the conflict of laws.  The parties hereto irrevocably (a) submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of Florida, County of Florida, in any action or proceeding arising out of or relating to this Agreement, (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such a Florida state or federal court, and (c) waive, to the fullest extent possible, the defense of an inconvenient forum.  The parties hereby consent to and grant any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

8.7   Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

8.8   Amendment; Waiver.  This Agreement cannot be altered, amended, changed, waived, terminated, or modified in any respect unless the same shall be in writing and signed by the party to be charged therewith.  No waiver of any provision shall be construed as a waiver of any other provision.

8.9   No Third Party Beneficiaries; Assignments.  Except as provided in Section 6 hereof with respect to the Indemnified Parties, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

8.10   Counterparts.  This Agreement may be executed in counterparts, which together shall constitute the same instrument.

8.11   Survival. The representations and warranties of Xandros and Sebring contained in or made pursuant to this Agreement shall survive until the first anniversary of the date hereof.

8.12   Definitions.  The following terms have the meanings set forth below:

(a)   “Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

(b)   “Commercial Software” means “click-wrap” or “shrink-wrap” software or software contained in off-the-shelf software with fees not exceeding fifteen thousand dollars ($15,000) per software program.

(c)   “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

(d)   “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(e)   “Registrable Securities” means the shares of Sebring Stock delivered in payment of the Exercise Price and any securities issued with respect to such shares of Sebring Stock, provided that such shares and such other securities shall no longer be Registrable Securities once they have been sold or transferred pursuant to an effective Registration Statement under the Act or pursuant to Rule 144.

(f)   “Registration” shall mean a registration of the sale of the Registrable Securities under the Act pursuant to Section 6 of this Agreement.

(g)   “Registration Statement” shall mean the registration statement, as amended from time to time, filed with the SEC in connection with a Registration, and each prospectus that is used in connection with such Registration Statement (including any preliminary prospectus).

(h)   “Rule 144” means Rule 144 of the SEC under the Act.

8.13   Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

IN WITNESS WHEREOF, this Agreement has been duly executed by the respective parties as of the day and year first above written.

Xandros, Inc. By: /s/ Andreas Typaldos Andreas Typaldos, CEO Scalix, Inc. By: /s/ Andreas Typaldos Andreas Typaldos, CEO Sebring Software, Inc. By: /s/ Leif Andersen Leif Andersen, CEO

Exhibit 1
Purchase Price Payment Schedule

Payment of the Purchase Price by Sebring to Xandros will be as follows, and subject to the following conditions, made part of this Agreement by reference hereunder.

1.
Upon execution of this Agreement, Sebring will pay to Xandros  $150,000; ( and will also pay (i) an additional $200,000 upon closing of a transaction with Socius; and (iii) $150,000 upon closing of a $1,750,000 transaction with Tenor Capital (this combined total of $500,000 to be defined as the “Agreement Execution Deposit Amount”).

2.	If Sebring receives $10M in aggregate gross investment (the “Sebring Target Raise Amount”), then the Purchase Price will be paid as follows:
a.
Within 5 days of receipt by Sebring of aggregate gross investments equal to or exceeding the Sebring Target Raise Amount, Sebring will pay to Xandros the Purchase Price less the Agreement Execution Deposit Amount if such was previously paid, less any amounts previously paid pursuant to Section 3 below.

3.
If Sebring receives an investment the gross amount of which is less than the Sebring Target Amount (each, a “Tranche Raise”), then the Purchase Price (less the Agreement Execution Amount, if previously paid) will be paid as follows (until the Purchase Price is paid in full or, if earlier, Section 2 above becomes applicable):

a.
Within 5 days of receipt by Sebring of a Tranche Raise, Sebring will pay to Xandros (a) 20% of the Tranche Raise if the cumulative Tranche Raises up to that point, including the Tranche Raise at hand, is less than $3,750,000; or (b) 40% of the Tranche Raise if the cumulative Tranche Raises up to that point, including the Tranche Raise at hand, is equal to or greater than $3,750,000, or when the above mentioned Tenor Capital transaction occurs

4.
If by October 15, 2011(the “Minimum Payment Date”), Xandros does not receive the Purchase Price in full, Sebring shall have the option to pay Xandros $500,000 (not inclusive of amounts previously paid hereunder) (the “Minimum Amount Payable”) in exchange for a two-month extension to pay the Purchase Price in full.  The Minimum Amount Payable shall be applied against the Purchase Price.  In the event (a) Xandros does not receive the Purchase Price or Minimum Amount Payable on or before the Minimum Payment Date, or (b) in the event that Sebring has paid the Minimum Amount Payable on or before the Minimum Payment Date, Xandros does not receive the Purchase Price by January 1, 2012, then at its option Xandros can terminate this Agreement, including Xandros’ obligation hereunder to sell and deliver those Shares that, as of the date of termination of this Agreement, had not yet been purchased by Sebring hereunder. For purposes of clarification, upon such termination of this Agreement, Sebring shall own a number of shares of Scalix which is calculated pro rata based on the amounts paid to Xandros against the $5,750,000 to be paid for the full 49 shares of Scalix.

Schedule A

Outsourced Services Provided by Xandros to Scalix

•	Services to be provided:
o	Development and Support Management: Ming Poon (part time) Elias Typaldos (part time)
o	QA (India resources); QA Management (Ken Wong, part time)
o	Facilities (computer, rent, etc)
o	Accounting
•	Monthly Payment Fees to Xandros: $25,000
•	Minimum Period: from date of execution of this Agreement until one year after full Purchase Price is received by Xandros